Exhibit 99.1

Granite Reports First-Quarter 2010 Financial Results

  Revenue down 36 percent from a year ago
  Net loss of $41 million compared with net income of $8.9 million
  Backlog increased $177 million to $1.6 billion from year-end
  Balance sheet remains strong, with $299 million in cash and short-term marketable securities

WATSONVILLE, Calif.--(BUSINESS WIRE)--May 3, 2010--Granite Construction Incorporated (NYSE:GVA) today reported a net loss of $41.0 million, or $1.09 per diluted share, for the first quarter of 2010 compared with net income of $8.9 million, or $0.23 per diluted share, for the first quarter of 2009.

“As we previously announced, throughout the quarter we continued to experience a challenging and competitive market environment in addition to extremely poor weather across the country,” said Granite President and Chief Executive Officer William G. Dorey. “Although the first quarter is typically our weakest due to the seasonal nature of our business, this was one of the wettest first quarters we have experienced in quite some time.”

First-quarter 2010 Financial Results

Total Company

  Revenue totaled $220.7 million compared with $347.4 million in 2009, driven by weakness in demand and the impact of weather. First-quarter 2009 included approximately $46.0 million in revenue associated with work performed on the border fence project in the Southwest and $17.3 million related to a favorable settlement on a project in the East.
  Gross profit margin was 3 percent, down from 20 percent in 2009, driven primarily by a decline in revenue, no meaningful contract claim settlements and increased competition.
  Operating loss for the quarter was $45.1 million compared with operating income of $16.9 million in the prior year.
  Selling, general and administrative expenses for the first quarter were $55.3 million compared with $54.4 million for the same period last year. The first quarter of 2010 did not contain a bad-debt recovery compared with the first quarter of 2009, which included recovery of $2.9 million related to an account reserved in the prior year. First quarter 2010 expenses were also impacted by:
    $0.7 million increase in selling expenses, partially offset by a $2.1 million decrease in variable compensation expense
    $0.6 million related to severance costs associated with the Company’s restructuring
  Net income attributable to non-controlling interests in joint ventures was $3.2 million compared with $5.1 million in 2009.
  Total contract backlog at March 31, 2010, was $1.6 billion compared with $1.4 billion at December 31, 2009, and $1.6 billion at March 31, 2009.

Construction

  Construction revenue for the quarter totaled $81.2 million compared with $168.0 million for the same period in 2009. The decrease was affected by overall lower demand, weather and the lack of border fence work as compared to the prior year.
  Gross profit margin for the first quarter was 2 percent compared with 21 percent a year ago, partially due to the decline in revenue as well as profitability associated with border fence work.

Large Project Construction

  Large Project Construction revenue for the quarter totaled $106.3 million compared with $149.1 million for the same period last year. The decrease is attributable primarily to less revenue generated from projects nearing completion and new projects getting under way. First quarter 2009 revenue also included $17.3 million related to a favorable settlement on a project in the East.
  Gross profit margin for the quarter decreased to 9 percent compared with 23 percent for the same period last year. First-quarter 2009 margin also included $17.3 million related to the project settlement.

Construction Materials

  Construction Materials revenue for the quarter totaled $26.2 million compared with $29.8 million for the same period last year.
  Gross loss on the sale of construction materials was $7.1 million in 2010 compared with $0.3 million in 2009. The decline reflects lower sales volume during the quarter and the effects of fixed costs associated with our materials-processing facilities.

Outlook

“We expect 2010 to be a challenging year for our business,” said Dorey. “Competition for the available work remains tough, and we expect gross margins on smaller projects to remain under pressure for the balance of the year. In addition, we now expect the Houston Metro Light Rail and the Queens Bored Tunnel projects to reach our profit recognition threshold in 2011, not 2010 as previously anticipated.

“Despite the challenging market conditions, we have a substantial number of bidding opportunities, and we expect backlog to increase throughout 2010. Longer-term, we expect to see the demand for our construction services and materials improve as the private development market begins to see signs of a recovery.

“For the full-year 2010, we expect Construction segment revenue to be $1.05 billion to $1.25 billion with a corresponding gross profit margin between 11.5 percent and 13 percent. Large Project Construction segment revenue is expected to be $725 million to $825 million with a corresponding gross profit margin of between 10 percent and 12 percent. Construction Materials segment revenue is expected to be $200 million to $250 million with corresponding gross profit margin between 12 percent and 13 percent. In addition, net income attributable to non-controlling interest in joint ventures for the total company is expected to be $20 million to $25 million,” said Dorey.

Conference Call

Granite will conduct a conference call tomorrow, May 4, 2010, at 8 a.m. Pacific time/11 a.m. eastern time to discuss the results of the quarter ended March 31, 2010. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 693-6483, or (706) 758-5304 for international listeners. The conference ID for the call is 67074808. The call will be recorded and will be available for replay from approximately two hours after the live audio webcast through May 18, 2010, by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 67074808.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its Web site at www.graniteconstruction.com.

Forward-looking Statements

This news release contains statements that are not based on historical facts and which may be forward-looking in nature. Under the Private Securities Litigation Reform Act of 1995, a “safe harbor” may be provided to Granite for certain of these forward-looking statements. Words such as outlook, believes, expects, appears, may, will, should, anticipates and the negatives thereof or comparable terminology are intended to identify these forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of Granite’s senior management and are based on its current expectations and projections concerning future events, many of which are outside of Granite’s control and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risks described in Granite’s Annual Report under “Item 1A. Risk Factors.” Except as required by law, Granite undertakes no obligation to revise or update any forward-looking statements for any reason. As a result, the reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	March 31,	December 31,	March 31,
	2010	2009	2009

ASSETS

Current assets
Cash and cash equivalents	$222,095	$338,956	$390,483
Short-term marketable securities	76,963	42,448	22,276
Receivables, net	197,658	280,252	233,867
Costs and estimated earnings in excess of billings	33,445	10,619	54,400
Inventories	49,483	45,800	59,254
Real estate held for development and sale	137,183	139,449	79,409
Deferred income taxes	31,150	31,034	43,484
Equity in construction joint ventures	71,693	67,693	44,423
Other current assets	56,033	50,467	52,488

Total current assets	875,703	1,006,718	980,084

Property and equipment, net	519,909	520,778	526,734

Long-term marketable securities	90,440	76,937	46,387

Investments in affiliates	30,823	24,644	21,768

Other noncurrent assets	80,371	80,498	79,534

Total assets	$1,597,246	$1,709,575	$1,654,507

LIABILITIES AND EQUITY

Current liabilities
Current maturities of long-term debt	$8,350	$15,017	$15,355
Current maturities of non-recourse debt	40,565	43,961	18,863
Accounts payable	100,102	131,251	141,783
Billings in excess of costs and estimated earnings	142,935	156,041	190,540
Accrued expenses and other current liabilities	156,374	159,843	159,323

Total current liabilities	448,326	506,113	525,864

Long-term debt	225,203	225,203	233,553
Long-term non-recourse debt	16,895	19,485	17,798
Other long-term liabilities	52,471	48,998	45,836

Deferred income taxes	27,217	27,220	17,917

Equity
Preferred stock, $0.01 par value, authorized
3,000,000 shares, none outstanding	-	-	-
Common stock, $0.01 par value, authorized
150,000,000 shares; issued and outstanding
38,801,232 shares as of March 31, 2010,
38,635,021 shares as of December 31, 2009 and
38,679,123 shares as of March 31, 2009	388	386	387
Additional paid-in capital	93,688	94,633	88,158
Retained earnings	689,634	735,632	686,129

Total Granite Construction Incorporated shareholders' equity	783,710	830,651	774,674

Noncontrolling interests	43,424	51,905	38,865

Total equity	827,134	882,556	813,539

Total liabilities and equity	$1,597,246	$1,709,575	$1,654,507

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenue
Construction	$81,186	$168,049
Large project construction	106,325	149,060
Construction materials	26,164	29,846
Real estate	7,008	417
Total revenue	220,683	347,372
Cost of revenue
Construction	79,340	132,873
Large project construction	96,842	115,396
Construction materials	33,289	30,160
Real estate	5,498	207
Total cost of revenue	214,969	278,636

Gross profit	5,714	68,736

Selling, general and administrative expenses	55,292	54,355
Gain on sales of property and equipment	4,452	2,521

Operating (loss) income	(45,126)	16,902

Other income (expense)
Interest income	939	2,061
Interest expense	(3,734)	(3,488)
Equity in loss of affiliates	(319)	(444)
Other income, net	2,897	3,785
Total other (expense) income	(217)	1,914

(Loss) income before (benefit from) provision for income taxes	(45,343)	18,816

(Benefit from) provision for income taxes	(7,613)	4,829

Net (loss) income	(37,730)	13,987

Amount attributable to noncontrolling interests	(3,224)	(5,067)

Net (loss) income attributable to Granite Construction Incorporated	$(40,954)	$8,920

Net (loss) income per share attributable to common shareholders:
Basic (1)	$(1.09)	$0.23
Diluted (1)	$(1.09)	$0.23
Weighted average shares of common stock:
Basic	37,688	37,476
Diluted	37,688	37,600

Note:
(1) Computed using the two-class method, except when in a net loss position

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Three Months Ended March 31,	2010	2009
Operating activities
Net (loss) income	$(37,730)	$13,987
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation, depletion and amortization	18,662	20,623
Provision for (recovery of) doubtful accounts	508	(2,723)
Gain on sales of property and equipment	(4,452)	(2,521)
Stock-based compensation	3,158	2,777
Gain on company owned life insurance	(1,748)	-
Changes in assets and liabilities, net of the effects of consolidations	(2,752)	(46,125)
Net cash used in operating activities	(24,354)	(13,982)
Investing activities
Purchases of marketable securities	(47,511)	(29,258)
Maturities of marketable securities	-	15,610
Additions to property and equipment	(14,712)	(29,601)
Proceeds from sales of property and equipment	5,674	3,741
Purchase of private preferred stock	(6,400)	-
Contributions to affiliates	(165)	(2,219)
Other investing activities, net	(288)	148
Net cash used in investing activities	(63,402)	(41,579)
Financing activities
Proceeds from long-term debt	53	2,435
Long-term debt principal payments	(8,739)	(7,282)
Cash dividends paid	(5,023)	(4,975)
Purchase of common stock	(3,296)	(2,017)
Distributions to noncontrolling partners	(12,142)	(3,153)
Other financing activities	42	193
Net cash used in financing activities	(29,105)	(14,799)

Decrease in cash and cash equivalents	(116,861)	(70,360)

Cash and cash equivalents at beginning of period	338,956	460,843

Cash and cash equivalents at end of period	$222,095	$390,483

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - in thousands)

Three Months Ended March 31,	Construction	Large Project Construction	Construction Materials	Real Estate

2010
Revenue	$81,186	$106,325	$26,164	$7,008
Gross profit (loss)	$1,846	$9,483	$(7,125)	$1,510
Gross profit (loss) as a percent of revenue	2.3%	8.9%	-27.2%	21.5%

2009
Revenue	$168,049	$149,060	$29,846	$417
Gross profit (loss)	$35,176	$33,664	$(314)	$210
Gross profit (loss) as a percent of revenue	20.9%	22.6%	-1.1%	50.4%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment (1)
(Unaudited - in thousands)

Period ended	Construction		Large Project Construction		Total

December 31, 2008	$641,546	37.8%	$1,057,850	62.2%	$1,699,396	100.0%
March 31, 2009	587,076	37.4%	982,998	62.6%	1,570,074	100.0%
June 30, 2009	687,696	44.9%	844,547	55.1%	1,532,243	100.0%
September 30, 2009	439,225	27.2%	1,173,043	72.8%	1,612,268	100.0%
December 31, 2009	359,360	25.6%	1,042,628	74.4%	1,401,988	100.0%
March 31, 2010	487,751	30.9%	1,091,251	69.1%	1,579,002	100.0%

Note:
(1) For investors who may want to consider the effects of the realignment on segment contract backlog, Granite is providing contract backlog for our Construction and Large Project Construction segments beginning with year ended 2008 and as of each quarter thereafter.

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741